Exhibit 99.1

BSB Bancorp, Inc.
Third Quarter 2002 Conference Call Script
October 25, 2002 11:00 am Eastern

Larry G. Denniston

Thank you.

•	Good morning and welcome to the BSB Bancorp conference call and Web cast for the third quarter of 2002.

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Howard Sharp, BSB President and Chief Executive Officer, and Rex Decker, Senior Vice President and Chief Financial Officer will provide prepared remarks related to third quarter and nine-month performance.

•	At the conclusion of the prepared remarks Howard and Rex will respond to questions from call participants.

•	If you have not had an opportunity to review our third quarter earnings release, you can access it at the Investor Relations link of our Website at BSBBank.com.

This presentation contains forward-looking statements, regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties. For a discussion of the factors that might cause such differences please refer to yesterday’s release or BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov/.

Now, Howard will share some observations on the third quarter, the remainder of 2002 and will look ahead at 2003.

Howard Sharp

Thanks Larry.

•	Good morning and thanks for joining us today.

•	We very much appreciate your continuing interest in BSB.

•	Our results for the quarter were released yesterday afternoon after the market closed, so we’ll assume that everyone has had an opportunity to review our disclosure.

•	For those following BSB during the last two years, it is no secret that we have been dealing with significant loan quality problems.

•	The bulk of these problems are related to the bank’s aggressive commercial loan growth prior to 2000.

•	When I accepted the CEO’s position two years ago, I said it would be challenging and time consuming to fix these problems —and it has been.

•	Despite the challenges, we are making real progress on a number of fronts. I will talk more about that later.

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As we continue to work to position BSB to return to a growth mode and improved earnings—the continuing support that we are receiving from our shareholders—especially institutional owners of our shares—is gratifying and appreciated.

•	Our primary goal has been—and will remain—to make certain that this trust and support is justified.

•	Two years ago we identified a strategy for dealing with the bank’s problems that was—and remains—very straightforward.

•	First, to solve the bank’s persistent liquidity problem—and to reduce its risk profile—required that we take steps to reduce the size of the bank’s C&I loan portfolio.

•	In particular, reducing the C&I portfolio.

•	This in turn would enable us to reduce the use of “hot money” which was funding it.

•	Second, we needed to assemble a team of experienced credit people capable of sorting out the extent of the existing credit problems, and

•	Then creating the infrastructure necessary to prevent further deterioration, and a recurrence of the same practices.

•	This involved making extensive changes to our commercial loan underwriting and administration,

•	Including the creation of a “special assets” unit, that has resulted in some cost to us, charged with managing selected non-performing and other targeted loans.

•	With our reduced size and earning power it made sense to consider a stock repurchase plan which would protect earnings per share.

•	The third element of our plan involved refocusing on our core markets of Syracuse and Binghamton, where we possess a strong retail branch system with solid coverage and market share.

•	The final element of our strategy involves pursuing asset growth in the lower risk categories of residential real estate, consumer and commercial real estate lending.

Have we accomplished what we set out to do?

I believe we have…

•	While measuring risk isn’t an exact science, there are a couple ratios that suggest that the steps taken to reduce our commercial loan exposure are having the desired effect.

•	First our loan mix has improved.

•	Two years ago C&I loans made up 55 percent of the total loan portfolio, at $998 million.

•	By the end of the third quarter, C&I loans had fallen to $558 million or only 42 percent of total loans.

•	Second, we have significantly reduced the bank’s average exposure level to large commercial borrowers.

•	BSB’s 15 largest commercial borrowers owed $198 million, or an average of $13.2 million on September 30, 2000.

•	By the end of the third quarter, the total for the top 15 had dropped to $165 million, or an average of $11 million, a 17 percent reduction in two years.

•	With our ongoing push to restructure our asset mix by reducing the commercial portfolio,

•	Liquidity is no longer an issue, and we have been able to reduce the use of “money desk” and other wholesale deposits by 80 percent over the last two years as these deposits declined from $394 million on September 30, 2000 to $79 million on September 30, 2002.

•	In the past two years I’ve mentioned our efforts to strengthen our commercial credit underwriting and administration.

•	We have added a number of experienced people in pivotal areas, revamped our policies and set out to significantly improve our process and our results.

•	We have assembled a very good team.

•	That’s a subjective evaluation, of course, and one that will require time to be conclusively proven.

•	But we are making significant progress, and I’m convinced this is a direct result of the quality of our team.

•	A few comments about our third quarter

•	During the third quarter, we booked $65 million in new consumer loans—an increase of nearly 64 percent over very respectable second quarter consumer loan originations of $40 million.

•	Owing to the financing incentives that are currently being offered by the auto companies for new car purchases,

•	We opted to focus on buying contracts from local dealers for late model used cars, which has helped us maintain our consumer indirect auto portfolio at $186.9 million.

•	We also continued to expand our residential lending business during the third quarter, which obviously benefited from the low rate environment and increased refinancings.

•	The purchase business however has accounted for $26.6 million of our year to date originations of $102.8 million.

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While completely accurate market share numbers are difficult to obtain for this segment of our business, we believe we have become the leading mortgage originator in both the Syracuse and Binghamton markets.

•	Back in March, we announced plans to consolidate all of mortgage lending activities under one roof at a new 4,500 square foot facility in the Binghamton suburb of Vestal.

•	By consolidating all of these functions—from application to closing—at one facility we improved operational efficiencies and increased the level and quality of our customer service.

•	We believe the decision to make this move contributed significantly to the strong results we’re now seeing in this area.

•	Along with these achievements on the lending side, was a continued emphasis on growing our core retail deposits.

•	In our central New York market area, we attracted $26.7 million in new deposits during the first three quarters of 2002.

•	During the second quarter our provision for loan losses spiked up significantly related to deterioration in the C&I portfolio.

•	It was apparent to the board and management team that significant action was warranted to quickly and effectively deal with this problem.

•	During the conference call for last quarter, I indicated that our expectation was for the provision to return more closely to its prior level.

•	For many, I expect that the provision line was the first thing they checked on our third quarter release.

•	At $4.5 million, the third quarter provision was the lowest of 2002, and roughly equal to the provisions for third and fourth quarters of 2001.

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Given the continued economic sluggishness and uncertainty that BSB sees in its primary markets and the level of non-performing loans, management expects that the provision for loan losses will remain at the current level, or may increase, in the near-term.

•	Despite the second quarter difficulty, we have made significant progress at repositioning our banking business by strengthening our balance sheet and improving our risk profile.

•	And we believe our third quarter numbers support this assessment.

•	Our allowance, as a percentage of non-performing loans, increased to 114 percent from 105 percent at the end of the second quarter.

•	And the allowance is now over 4.5 percent of total loans

•	As we were at the end of the second quarter, we remain comfortable that the allowance is sufficient to cover the inherent risk of loss in the loan portfolio.

•	Earlier this month we put out a release announcing an agreement to sell our two Elmira, New York area branches to Bath National Bank.

•	These branches have combined deposits of approximately $50 million.

•	We expect that regulatory approval of the sale will be finalized and reflected in our fourth quarter results.

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As with the Oswego branch that we sold in 2001, this two-branch presence in Elmira was simply not significant enough to justify the marketing expense, nor close enough to either Binghamton or Syracuse to benefit from our marketing activities in these areas.

•	This transaction is consistent with our stated intention of focusing our retail branch operations in the central New York region.

•	We continue to seek opportunities to expand our presence, primarily in the Syracuse market area where our most recent branch opening took place in Fayetteville, during the third quarter of 2001.

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Also, we announced yesterday that the board had authorized a new stock repurchase program for up to 5 percent of BSB’s currently issued and outstanding shares of common stock, which currently stands at 9,585,941 shares.

•	The authorization allows for open market purchases during the next six months subject to availability and pricing that is acceptable to the corporation.

•	This is the third repurchase authorization in the past two years.

•	During this time we have repurchased 836,737 shares—which reflects the board’s continuing belief that BSB Bancorp stock remains an attractive investment.

And now Rex Decker will provide additional financial detail and analysis for the third quarter and first nine months of 2002.

Rex.

Rexford C. Decker

Thank you Howard and good morning to everyone.

Good morning everyone. I’m going to start off with some comments on changes that have occurred within our balance sheet during the third quarter and then discuss the third quarter 2002 performance versus the second quarter 2002 results.

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As we have discussed in the past, we are in the process of changing the risk profile at BSB by lowering our levels of commercial and industrial loans and increasing our levels of real estate loans. While this may not be the best rate environment in which to do this, we feel that due to the importance of this strategic initiative the process cannot be delayed.

•	Commercial and industrial loans declined about $54.9 million or 9% from the end of June of 2002 and $242.5 million or 30.3% from September of 2001.

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In the third quarter of 2002, residential real estate loans increased about $16.9 million or 7.0% over June 30th 2002 balances while average balances were up $10.7 million. This growth was almost evenly split between the southern tier region and the central New York region. Originations were $31.4 million during the third quarter compared to $24.2 million in the second quarter of 2002. Of this increase in the portfolio balance, $14.6 million or about 86% was in bi-weekly fixed rate products. Our residential mortgage pipeline is currently near $100 million. The overall interest rate of all residential mortgages for the quarter was approximately 6%.

Our pipeline of residential real estate loans has remained at some of the highest levels historically achieved and period end balances have increased despite high levels of amortization and payoffs.

•	Commercial real estate loans increased $5.5 million or 4.7% from June 30th 2002 on originations of $8.6 million compared to $4.9 million of originations in the second quarter of 2002.

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The consumer loan portfolio increased $28.1 million during the quarter on originations of $65 million compared to originations of $39.7 million during the second quarter of 2002 and $39 million during the third quarter of 2001. The full benefit to income of the increase in consumer loans was not felt during the quarter as the average balance of all consumer loans was only $4.9 million higher than the second quarter of 2002 average balance. Indirect auto balances increased $26.1 million or 16.2% over June month end. The weighted average rate for all new consumer loans was also approximately 6%. Average fico scores during this quarter remain high with new auto at 750 and used auto at 721.

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Net income for the quarter was $3.9 million or $.41 per diluted share compared to the loss of $11.2 million or $1.16 per diluted share taken in the second quarter and income of $5.2 million or $.51 per diluted share for the third quarter of 2001.

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Net interest income declined approximately $1 million from the linked second quarter and our net interest margin declined to 3.80%. The period ending level of earning assets was virtually even when comparing June 30th 2002 balances to September 30th 2002. However, on average, earning asset levels were down just under $36 million when compared to the second quarter of 2002. The addition of other newly originated assets and the repricing of current portfolio assets accounted for much of the remaining decline in net interest income and margin. The benefit derived from the repricing of deposits has diminished from earlier quarters but still accounted for a decline of 10 basis points in the overall cost of funds.

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The provision for loan losses was $4.5 million for the third quarter of 2002, which is just under the $4.6 million taken in the third quarter of 2001 and significantly under the $26.7 million taken in the second quarter of 2002. The provision taken during any period depends on the internal evaluation of the allowance for loan loss levels needed at the end of the period.

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There was virtually no change in non-interest income from the second quarter as declines in trust fees and brokerage fees were offset by increases in deposit and other fees. The depressed economy and security markets have a dramatic effect on the volume of fees generated by these business lines.

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Operating expenses for the third quarter were down $2.3 million from the second quarter as no unusual or one time expenses were incurred during the quarter. The bank is reducing expenses to the extent possible but costs associated with non-performing loans still inflate expense levels. In spite of that, our efficiency ratio was about 51% for the quarter and near where we expected to be at this point. The largest decline in expenses from the second quarter were in the following areas:

•	Professional fees were down $225,000 as an external loan review was done in the second quarter.

•	Advertising was down $327,000 as new production costs had to be incurred in the second quarter.

•	Expenses associated with other real estate owned and repossessed assets declined $418,000. The second quarter was unusually high with expenses incurred and asset values written down.

•	Costs incurred in the second quarter pertaining to the conversion to proof of deposit processing were $387,000.

•	Salary and benefit expense declined $438,000 as incentive plans had no accruals for the quarter.

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I’ll discuss the status of asset quality for a moment. Local economic conditions continue to be strained. Despite this, some overall reduction in both past due loans and non-performing loans were noted during the quarter.

•	Loans past due 30 to 89 days declined from $10 million at June 30th 2002 to $8.2 million at September 30th 2002.

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Total non-performing loans declined to $52.2 million at September 30th from $54.1 million at June 30th 2002. There was a net increase of $4.7 million in commercial and industrial and commercial real estate loans going in non-accrual. This was dominated by one borrower for $4.6 million that entered non-accrual status. Total paydowns on these commercial loans that are non-performing amounted to $6.5 million.

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Net charge-offs for the quarter totaled $1.7 million compared to net charge-offs of $22.5 million in the second quarter and $2.8 million for the third quarter of 2001. We would expect net charge offs for the next few quarters to be higher as non-performing loan levels continue to be higher and settlement of some of these loans near resolution.

•	At September 30th, 2002, the allowance for loan losses was 114.4% of non-performing loans compared to 105.4% at June 30th 2002.

The performance for the quarter and the state of our balance sheet at quarter end reflected some improvement in our principal areas of focus. Loan growth in the areas we have targeted has been successful but much came later in the quarter and the income benefit for that growth has not been fully recognized.

That concludes my comments and we will now open the call to questions.